EXHIBIT 99.1

Flushing Financial Corporation to Meet With Institutional Investors

LAKE SUCCESS, N.Y., Oct. 28, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced that John R. Buran, the Company's President and Chief Executive Officer and David Fry, the Company's Executive Vice President and Chief Financial Officer, through an arrangement with FBR Capital Markets, will meet with and make presentations to institutional investors on October 30th in Chicago, Illinois and Milwaukee, Wisconsin.

WHO	Flushing Financial Corporation, with $4.7 billion in consolidated assets, is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the
Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and
Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.
WHAT	Meetings with individual institutional investors through an arrangement with FBR Capital
Markets.
WHERE/WHEN	October 30, 2013 in Chicago, Illinois and Milwaukee, Wisconsin.
PRESENTATION	The presentation will focus on the Company's performance and its strategic operating objectives. The presentation will be available on the Company's website,
www.flushingbank.com, on October 30, 2013.
RECENT NEWS	• October 22, 2013 – Flushing Financial Corporation Announces Third Quarter Results.
• August 20, 2013 – Flushing Financial Corporation Declares Quarterly Dividend of
$0.13 Per Share.
• July 23, 2013 – Flushing Financial Corporation Announces Second Quarter Results.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Executive Vice President and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400